                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: August 18, 1999



                           GOLDEN STAR RESOURCES LTD.
                           --------------------------
             (Exact name of registrant as specified in its charter)


CANADA                          000-21708          980101955
------                          ---------          ---------
(State or other jurisdiction    (Commission File   (IRS Employer
of incorporation)               Number)            Identification No.)



             1660 Lincoln St., Suite 3000, Denver, Colorado 80264
             ----------------------------------------------------
             (Address of principal executive offices )  (zip code)



                                 (303) 830-9000
                                 --------------
             (Registrant's telephone number, including area code )


                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report)
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ITEM 5.  Other Events.

Bogoso Gold Limited Recent Developments

As previously disclosed in the public filings of Golden Star Resources Ltd. (the "Company"), the Company has entered into an agreement to acquire 70% of the outstanding common shares of Bogoso Gold Limited ("BGL") and 78% of the outstanding debt of BGL, subject to the satisfaction of certain conditions precedent. The Company has previously disclosed certain historical financial information of BGL and certain pro forma financial information of the Company giving effect to the acquisition of BGL, in each case through or as of March 31, 1999.

BGL has provided the Company with certain unaudited interim financial data of BGL for the three months ended June 30, 1999. This information reflects net income for the second quarter of 1999 totaling $2.1 million. This net income resulted primarily from the reversal of accruals as a result of revised estimates of BGL's environmental liability. Without the reversal of this liability, BGL would have incurred a net loss of approximately $1.1 million for the second quarter of 1999.

For the six months ended June 30, 1999, BGL recognized net income of $1.1 million. This income resulted primarily from the reversal of accruals as a result of revised estimates of BGL's environmental liability. Without the reversal of this liability, BGL would have incurred a net loss of $2.2 million for the six months ended June 30, 1999.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         GOLDEN STAR RESOURCES LTD.
                                         --------------------------
                                         Registrant



Date   August 18, 1999                   By: /s/ Richard Winters
    ------------------                   -----------------------
                                         Richard Winters
                                         Vice President, Corporate Development





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